UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2014
The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2014, the Bancorp Bank (the “Bank”), a wholly owned subsidiary of the Company, entered into an agreement for, and closed on, the sale of a portion of its commercial loan portfolio, which the Company had previously disclosed it was in the process of selling.  The purchaser of the loan portfolio was a newly formed entity, Walnut Street 2014-1 Issuer, LLC (“Walnut Street”).  The price paid to the Bank for the loan portfolio was approximately $209.6 million, of which approximately $193.6 million was in the form of two notes issued by Walnut Street to the Bank; a senior note in the principal amount of approximately $178.2 million bearing interest at 1.5% per year and maturing in December 2024 and a subordinate note in the principal amount of approximately $15.4 million, bearing interest at 10.0% per year and maturing in December 2024.  The Company realized a loss of approximately $3.9 million as a result of the sale of the portfolio, which will be recorded in the fourth quarter of 2014.  For information regarding the discontinuance of the Bank’s related commercial lending operations and related portfolio please see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Walnut Street is 51% owned and controlled by AG Mortgage Value Partners, L.P. and its affiliate AG TCDRS, L.P., and 49% owned by the Bank.  The Company has determined that Walnut Street is a variable interest entity and that the sold loan portfolio should be deconsolidated.

The sold loan portfolio had an outstanding principal balance of approximately $267.6 million, which had been adjusted on the books of the Bank to estimated fair market value in the third quarter of 2014 upon the classification of the Bank’s related commercial lending operation as a discontinued operation and the transfer of the related portfolio to “held for sale” status.  As a result of the estimated fair market value adjustment, the carrying value of the portfolio, as of September 30, 2014, was $213.5 million.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The discussion in Item 1.01, above, is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: December 31, 2014	By:	/s/Paul Frenkiel
Paul Frenkiel
Chief Financial Officer and Secretary